Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

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Phillips 66 Partners LP

2331 CityWest Boulevard

Houston, Texas 77042

Re:	Registration Statement No. 333-232865—$300,000,000 Aggregate Principal Amount of 2.450% Senior Notes due 2024 and $600,000,000 Aggregate Principal Amount of 3.150% Senior Notes due 2029

Ladies and Gentlemen:

We have acted as special counsel to Phillips 66 Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the issuance by the Partnership of $300,000,000 aggregate principal amount of its 2.450% Senior Notes due 2024 (the “2024 Notes”) and $600,000,000 aggregate principal amount of its 3.150% Senior Notes due 2029 (the “2029 Notes” and, together with the 2024 Notes, the “Notes”), under the Indenture dated as of July 26, 2019 (the “Base Indenture”), between the Partnership and U.S. Bank National Association, as trustee, as supplemented by (i) in the case of the 2024 Notes, the First Supplemental Indenture, dated as of September 6, 2019, setting forth the terms of the 2024 Notes (together with the Base Indenture, the “2024 Notes Indenture”), and (ii) in the case of the 2029 Notes, the Second Supplemental Indenture, dated as of September 6, 2019, setting forth the terms of the 2029 Notes (together with the Base Indenture, the “2029 Notes Indenture” and, together with the 2024 Notes Indenture, the “Indentures”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 26, 2019 (Registration No. 333-232865) (as amended, the “Registration Statement”), a base prospectus dated July 26, 2019, included in the Registration Statement at the time it became effective (as amended, the “Base Prospectus”), a preliminary prospectus supplement dated September 3, 2019 and filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated September 3, 2019 (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

September 6, 2019

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of Phillips 66 Partners GP LLC, a Delaware limited liability company and the sole general partner of the Partnership (the “General Partner”), and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of each of the Indentures and delivered against payment therefor in the circumstances contemplated by the underwriting agreement, dated September 3, 2019, among the Partnership, the General Partner and Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein, the Notes will have been duly authorized by all necessary limited partnership action of the Partnership and will be legally valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms.

Our opinion is subject to:

(a)	the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors;

(b)

the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought;

(c)

the invalidity under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and

(d)

we express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of rights or defenses contained in Section 5.08 of each of the Indentures and waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants

September 6, 2019

of setoff rights; (viii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (ix) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xiii) provisions permitting, upon acceleration of any indebtedness (including the Notes) collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (xiv) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that each of the Indentures and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Partnership, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Partnership, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Current Report on Form 8-K dated September 6, 2019 and to the reference to our firm contained in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP